     Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Novelis Places US$1.4 Billion in Senior Notes

Toronto, Canada — January 31, 2005 — Novelis Inc. (NYSE, TSX: NVL) today announced that it has agreed to sell U.S. $1.4 billion aggregate principal amount of senior unsecured debt securities. The Senior Notes, which were priced at par, will bear interest at 7.25% and will mature on February 15, 2015. The net proceeds of the placement will be used to repay debt issued to Alcan Inc. in connection with Novelis’ separation from Alcan earlier this month.

Novelis placed the Senior Notes in a private transaction under Rule 144A under the United States Securities Act of 1933, as amended, and in transactions outside the United States in reliance upon Regulation S under the Securities Act. The Senior Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Novelis, which was spun-off by Alcan effective January 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling. The Company has 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information on the company, visit www.novelis.com.

Statements made in this news release which describe the Company’s intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company’s actual results could differ materially from those expressed or implied in such statements. Reference should be made to the Company’s recent registration statement on Form 10 for a summary of major risk factors.

Media Contact:	Investor Contact:
Pat Persico 440-423-6522	Holly Ash 440-423-6235